UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Fields, Richard A.
   c/o Allen & Company Incorporated
   711 Fifth Avenue
   New York, NY  10022
2. Date of Event Requiring Statement (Month/Day/Year)
   2/25/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   VoiceStream Wireless Corporation (1)
   VSTR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   2/25/2000
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |262,377               |D               |                                               |
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Common Stock                               |1,627,334             |I               |By Allen & Company Incorporated (2)            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Common Stock Warrant    |Immed.   |8/02/2001|Common Stock           |27,397   |$1.10     |D            |                           |
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Common Stock Warrant    |Immed.   |8/02/2001|Common Stock           |246,572  |$1.00 - 1.|I            |By Allen & Company Incorpor|
                        |         |         |                       |         |10        |             |ated (2)                   |
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
Explanation of Responses:
1. On February 25, 2000, VoiceStream Wireless Corporation, a Washington corporation ("VS Washington"), merged with a wholly-owned subsidiary of VoiceStream Wireless Holding Corporation, which is a Delaware corporation that was itself wholly owned by VS Washington, and its shares were exchanged for shares of
VoiceStream Wireless Holding Corporation on a one for one basis. Immediately after the transaction, VoiceStream
Wireless Holding Corporation changed its name to VoiceStream Wireless Corporation ("VS Delaware").
2. Mr. Fields does not exercise voting or investment power and disclaims beneficial ownership of these shares.
SIGNATURE OF REPORTING PERSON
/s/ Richard Fields
DATE
2/24/2000